Exhibit 3

Execution

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

BFI Co., LLC

This Amended and Restated Limited Liability Company Operating Agreement (this “Agreement”) of BFI Co., LLC, is entered into as of the 26th day of February, 2008, by each of the individuals and trusts listed in Exhibit “A” hereto, amending and restating that certain Limited Liability Company Operating Agreement of the BFI Co., LLC (the “Company”) dated as of March 2, 2006.

W I T N E S S E T H:

WHEREAS, the Class B Members (as defined on Appendix 1) formed the Company to enhance the supervision, control and maintenance of certain assets owned by the Class B Members by having such assets jointly managed by trusted and experienced co-investors and family managers; and

WHEREAS, the Company owns ninety percent (90%) of the non-voting common shares, designated as class B common stock, of Phibro Animal Health Corporation (“PAHC”), and Jack C. Bendheim (“JCB”) owns all of the voting common shares, designated as class A common stock, of PAHC; and

WHEREAS, the Members desire to amend and restate the current Limited Liability Operating Agreement of the Company, primarily to reflect the creation of a new class of Membership Interest entitling the holders thereof to vote shares of PAHC and direct and indirect proceeds thereof held by the Company and the issuance thereof in exchange for voting common stock of PAHC;

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereby agree as follows:

SECTION 1

DEFINED TERMS

The defined terms used in this Agreement (as indicated by the first letter of each word in the term being capitalized) shall, unless the context clearly requires otherwise, have the meanings specified in Appendix 1 to this Agreement.

SECTION 2

THE COMPANY

2.1        Formation.   By this Agreement, the Members acknowledge the formation of the Company as a limited liability company under the provisions of the Act on February 14, 2006.

2.2        Name.   The name of the Company shall be “BFI Co., LLC” and all business of the Company shall be conducted in such name. The business of the Company may be conducted, upon compliance with all applicable laws, under any other name designated by the Class B Managers of the Company. The Company shall hold all of its Property in the name of the Company and not in the name of any Member.

2.3        Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, to:

(a)       Acquire, own, buy, sell, invest in, trade, manage, finance, refinance, exchange, or otherwise dispose of stocks, securities, partnership interests, CDs, mutual funds, commodities, and any and all investments whatsoever, that the Class B Managers and Class A Manager may from time to time deem to be in the best interests of the Company;

(b)       Own, acquire, manage, develop, operate, buy, sell, exchange, finance, refinance, and otherwise deal with real estate, personal property, and any type of business, as the Class B Managers and Class A Manager may from time to time deem to be in the best interests of the Company; and

(c)       Engage in any and all activities necessary or incidental to the foregoing.

2.4        Powers.   The Company shall have all powers and rights of a limited liability company organized under the Act, to the extent such powers and rights are not proscribed by the provisions of this Agreement.

2.5        Principal Place of Business.   The principal place of business of the Company shall be at 65 Challenger Road, Ridgefield Park, NJ 07660, or such other place as shall be determined by the Class B Managers and Class A Manager from time to time.

2.6        Term.  The term of the Company shall commence on the date the Certificate is filed with the office of the Secretary of State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business is completed following a Liquidating Event, as provided in Section 12 hereof.

2.7        Registered Agent; Registered Office.   The registered agent for service of process and the registered office of the Company shall be as reflected in the Company’s Certificate of Formation. The Class B Managers may, from time to time, change the registered agent or registered office through appropriate filings with the Secretary of State of the State of Delaware. In the event the

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registered agent ceases to act as such for any reason or the registered office shall change, the Class B Managers shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

2.8        Filings.

(a)        The Class B Managers shall take all actions reasonably necessary to maintain the status of the Company as a limited liability company under the laws of the State of Delaware and as a limited liability company (or similar type entity) under the laws of any other state or jurisdiction in which the Company engages in business. The Class B Managers shall cause amendments to the Certificate to be filed whenever required by the Act subject to the provisions of this Agreement.

(b)        Upon the dissolution of the Company, the Class B Managers shall promptly execute and cause to be filed certificates of cancellation in accordance with the Act and the laws of any other states or jurisdictions in which the Company has filed certificates.

2.9        Independent Activities.   Nothing contained in this Agreement shall preclude any Member or Manager from acting as a principal, partner, member, shareholder, employee or agent of or investor in any corporation, partnership, limited liability company or other entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing, or from making investments or engaging in ventures, activities or businesses for his or its own account or for the account of others; and neither the Company nor any other Member shall have any right to participate in any manner in any profits or income earned or derived by such Member, from or in connection with any such investment, venture, activity or business.

SECTION 3

MEMBERS; CAPITAL CONTRIBUTIONS; REPRESENTATIONS

3.1        Class A Member.   Upon the date hereof, JCB shall contribute to the capital of the Company 12,600 shares of class A common stock of PAHC and, in exchange therefor, JCB shall be allocated 12,600 Class A Units and shall be admitted to the Company as the Class A Member.

3.2        Class B Members.   Immediately prior to the date hereof, the names and addresses of the Members of the Company were as set forth on Exhibit A hereto. The Membership Interests in the Company of such Persons, as allocated among them immediately prior to the date hereof, are hereby converted into, and each such Person is hereby allocated, the number of Class B Units listed opposite his or its respective name on Exhibit A hereto. Each Member’s Capital Account shall be credited with the amount listed opposite their respective names in Exhibit A.

3.3        Additional Capital Contributions.

(a)        The Members shall not be required to make any other Capital Contributions to the Company.

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(b)          The Members of each class may make additional contributions to the Company only if such additional capital contributions are made pro rata by all of the Members of such class and in accordance with their respective Percentage Interests (as hereinafter defined), and approved by the holders of a majority in interest of the Class A Units and Class B Units, voting as separate classes.

3.4        No Member shall receive any interest, salary or drawing with respect to such Member’s Capital Contribution or Capital Account or for services rendered on behalf of the Company or otherwise in such Member’s capacity as a Member, except as otherwise provided in this Agreement.

3.5        Loans.   Any Member or any Affiliate of a Member may, with the approval of the Class B Managers and Class A Manager, lend or advance money to the Company. If any Member or any Affiliate of a Member shall make any loan or loans to the Company or advance money on its behalf, the amount of any such loan or advance shall not be treated as a contribution to the capital of the Company but shall be a debt due from the Company. The amount of any such loan or advance by a lending Member or Affiliate of a Member shall be repayable out of the Company’s cash and shall have priority over any distributions made pursuant to Section 5 hereof. Unless otherwise agreed to by the Class B Managers and Class A Manager and the lending Member or Affiliate of a Member, all such loans or advances shall bear interest at the lowest rate permitted by the Internal Revenue Service that will avoid the imputation of interest. None of the Members shall be obligated to make any loan or advance to the Company.

3.6        Representations and Warranties.  Each Member hereby represents and warrants to the Company and each other Member that: (a) the Member has duly executed and delivered this Agreement; (b) the Member’s authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which that Member is a party or by which such Member is bound; (c) the Member understands that no Federal or state agency has made any finding or determination with respect to the fairness of the Company interests for public or private investment, nor any recommendation or endorsement of the Company interests for investment; (d) the Company interests, as an investment, involve a high degree of risk; (e) there is no market for the Company interests and it may not be possible readily to liquidate such investment in the Company interests at any time; (f) the Company interests have been or are being purchased or transferred for the Member’s own account entirely for investment and not with a view to or for resale in connection with any distribution thereof; (g) the Company interests may not be sold without registration under the 1933 Act or an exemption therefrom and are subject to the restrictions on transfer contained in this Agreement; (h) the Member is able to bear the economic risk of such Member’s investment in the Company and is able to hold the Company interests for an indefinite period of time; and (i) the Member understands the merits and risks of its investment in the Company and the Company interests.

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SECTION 4

CAPITAL ACCOUNTS; UNITS, PERCENTAGE INTERESTS

4.1        Percentage Interest in Company.   The number and class of Units allocated to each Member as of the date hereof are as set forth on Exhibit A hereto. All references to the words “in interest” in phrases such as “majority in interest” of the Members shall refer to the then number of Units of the relevant class of Units held by the Members.

4.2        Capital Accounts.

(a)          A separate capital account (“Capital Account”) shall be established and maintained for each Member in accordance with the substantial economic effect and special rule provisions of Regulations Sections 1.704-1(b)(2) and 1.704-2. The Members’ respective Capital Accounts shall be kept separate and apart from the books in which the Company maintains records of the Company’s adjusted tax basis in its assets and the Members’ adjusted tax bases in their Company interests. Each Member’s Capital Account shall be (i) increased by the agreed value of such Member’s Capital Contributions and any Net Income and items of gross Company income and gain allocated to such Member pursuant to Section 5 and (ii) reduced by the amount of all distributions of cash and the fair market value of all distributions of property made to such Member in respect of its interest in the Company, whether pursuant to Section 5 or otherwise, and any Net Loss and items of gross Company deduction and loss allocated to such Member pursuant to Section 5.

(b)          A transferee of a Membership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Membership Interest so transferred.

4.3        Negative Capital Accounts.   No Member shall be required to pay or restore to the Company or to any other Member any deficit or negative balance which may exist in such Member’s Capital Account from time to time or following the “liquidation” (as such term is defined in Regulations Section 1.704-1(b)(2)(ii)(g)) of such Member’s interest in the Company.

SECTION 5

ALLOCATIONS AND DISTRIBUTIONS

5.1        Allocation of Net Income and Net Losses.

(a)          Allocations of Net Income. Subject to Sections 5.1(c) and 5.1(d) hereof, Net Income for each Company Year or other accounting period shall be allocated among the Members as follows:

(i)          First, to the Members in the ratio and to the extent, and in the reverse order, of the allocations of the Net Loss theretofore made to each Member pursuant to Section 5.1(b) hereof, but only to the extent such allocations were not previously reversed by allocations of Net Income pursuant to this Section 5.1(a)(i).

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(ii)          Thereafter, to the Class B Members in accordance with their Percentage Interests.

(b)          Allocations of Net Loss.   Subject to Sections 5.1(c) and 5.1(d) hereof, Net Loss for each Company Year or other accounting period shall be allocated among the Members as follows:

(i)          First, to the Class B Members in the ratio and to the extent of their respective positive Capital Account balances (determined, with respect to any Class B Member who also holds Class A Units, without reference to any portion of such Member’s Capital Account balance attributable the Class A Preference Amount of his or its Class A Units).

(ii)          Next, to the Class A Member(s) in the ratio and to the extent of their respective positive Capital Account balances.

(iii)          Thereafter, to the Class B Members in accordance with their Percentage Interests.

(c)          Allocations on Dissolution.  Notwithstanding anything to the contrary in Sections 5.1(a) and (b), Net Income and Net Loss (and items of gross income, gain, loss and deduction, if necessary), realized by the Company in connection with the winding up and liquidation of the Company pursuant to Section 12.2 hereof, including gain or loss realized by the Company upon the sale of its property or assets, shall be allocated, to the extent possible and subject to the regulatory allocations of Section 5.1(d) hereof, in a manner so as to cause the final Capital Account balances of each Member to equal the aggregate amount of liquidating distributions such Member would be entitled to under paragraphs (iv) through (vi) of Section 12.2(a) hereof, if such paragraphs were applied without reference to the Capital Account limitation contained therein.

(d)          Regulatory Allocations.  Notwithstanding any other provision of this Agreement to the contrary, all allocations of Net Income and Net Loss provided for in this Section 5.1 shall be subject to the requirements of Code Section 704 and the Regulations thereunder. The Class B Managers and Class A Manager shall determine whether and the extent to which the allocations provided for in this Section 5.1 shall be modified to comply with such requirements, as well as whether any elections or optional adjustments permitted under such Regulations should be made. Without limiting the generality of the foregoing, this Agreement shall be deemed to contain, and the allocations provided in this Section 5.1 shall be subject to, (i) a qualified income offset provision as required by Regulations Section l.704-l(b)(2)(ii)(d) (including a related provision limiting allocations of Net Loss that would cause deficit Capital Account balances), and (ii) minimum gain chargeback provisions as required by Regulations Sections l.704-2(f) and l.704-2(i) (including related provisions requiring allocations of tax items attributable to certain indebtedness of the Company to be made to those Members, if any, who bear the economic risk of loss with respect to such indebtedness).

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5.2        Distributions.

(a)          No distributions shall be made to the Members, except if, as and then only to the extent, determined from time to time by the Class B Managers and, in the case of distributions other than in cash, the Class A Manager in their sole and absolute discretion, but subject in all events to any and all restrictions, limitations or prohibitions on any distributions imposed by any bank(s) or other institutional creditor(s) of the Company or any subsidiary from time to time or any other financing agreements to which the Company or any subsidiary is now or hereafter may become a party (“Creditor Restrictions”).

(b)              Subject to Section 5.2(d) below, distributions, other than distributions upon the liquidation of the Company, if and when made, shall be made in the following order of priority:

(i)          First, to the Class A Member(s) in the ratio and to the extent of the amount, with respect to each Class A Member, equal to the excess, if any, of (A) the aggregate of the Class A Preference Amounts of all Class A Units then owned by such Member over (B) all amounts of Class A Preference Amount theretofore distributed to such Class A Member pursuant to this Section 5.2(b)(i).

(ii)          Thereafter, to the Class B Members in proportion to their respective Class B Percentage Interests.

(c)          Distributions in connection with the liquidation of the Company shall be made as provided in Section 12.2 hereof.

(d)          No distribution or redemption pursuant to this Section 5.2 or otherwise pursuant to Section 5 hereof shall be deemed or give rise to any liability or obligation of any Member to any other Member, and any rights of any Member to any such distribution or redemption shall be and constitute solely and exclusively a right against and an obligation solely of the Company itself.

5.3        Determination of Certain Matters.

(a)          All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to Section 5 hereof, including the taxes thereon and accounting procedures applicable thereto, shall be determined in accordance with instructions or requirements of the Class B Managers and Class A Manager in all cases unless expressly otherwise provided for by the provisions of this Agreement.

(b)          The Class B Managers and Class A Manager, acting together, may, without the consent of any other Member, amend the provisions of this Agreement relating to the manner in which tax items are allocated to the extent it determines necessary to comply with Regulations Sections 1.704-1(b) and 1.704-2; provided, however, that any such amendment may be made only if it is not likely to have a material and adverse effect on the amounts distributable to any Member pursuant to Section 12 hereof upon the liquidation of the Company.

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5.4        No Interest on Capital.  Except as provided in this Agreement, no Member shall be entitled to receive any interest on or in respect of any amount allocated to such Member’s Capital Account or on or in respect of any distribution or withdrawal therefrom or thereof permitted under this Agreement.

5.5        Withdrawals by Members.  Except as expressly provided in this Agreement, no Member (whether upon such Member ceasing to be a member of the Company or otherwise) shall have the right to withdraw any funds or other assets, or to receive any payments or distributions, from the Company or such Member’s Capital Account without the express prior written consent of the Class B Managers and Class A Manager.

5.6        Cash Flow and Capital Receipts.  Cash Flow and Capital Receipts shall be distributed when and as determined by the Class B Managers and Class A Manager. Distributions of Cash Flow and Capital Receipts shall be made to the Members and Assignees pro rata based upon their respective Percentage Interests in the Company, subject to payment of the Class A Preference Amount from Capital Receipts.

5.7        Retirement, Death or Assignment.   When a Member dies, retires or assigns such Member’s interest in the Company, profits and losses shall be allocated based upon the number of days in that Fiscal Year during which such Member owned an interest in the Company, or on any other reasonable basis determined by the Class B Managers and Class A Manager, provided that such basis is consistent with the Code and Regulations.

5.8        Amounts Withheld.  All amounts withheld pursuant to the Code or Regulations or any provision of any state or local tax law with respect to any payment or distribution to the Company or the Members or Assignees shall be treated as amounts distributed to the Members or Assignees pursuant to this Section 5 for all purposes under this Agreement.

SECTION 6

MANAGERS

6.1            Managers.

(a)          The Class A Manager shall be designated and may be removed by the holders of a majority in interest of the Class A Units, and the Class B Managers shall be designated and may be removed by the holders of a majority in interest of the Class B units. The initial Class A Manager shall be Jack C. Bendheim. The initial Class B Managers of the Company shall be Jack C. Bendheim, Daniel Bendheim, Yonina Jacobson and Jonathan Bendheim. A Manager need not be a Member.

(b)          In the event that any of the Managers shall resign or cease to be a Manager for any reason, the remaining Manager(s) shall be the Manager(s) of the Company; provided, however, that if the remaining Class B Manager(s) shall designate one or more Persons to serve as Class B Manager(s), such designated Person(s) shall also serve as Class B Manager(s) upon the ratification of

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such designation by a majority in interest of the Class B Members; and, provided, further, that if the Class A Manager shall cease to be the Class A Manager for any reason, including the death or resignation of the Class A Member, all rights of the Class A Units, including without limitation, the right to designate and remove the Class A Manager, shall be exercisable only by whoever shall be selected as the Class A Manager by the Class B Managers.

(c)          In the event that the Class A Manager or all of the Class B Managers shall resign or cease to be a Manager or Managers of such class of Membership Interests for any reason, and no Person(s) shall be designated pursuant to Section 6.l (a) or (b) above, a majority in interest of the Members of the class entitled to designate such Manager shall appoint one or more Persons to serve as Manager(s) designated by such class.

6.2        Action by Single or Multiple Manager(s).

(a)          If at any time there is only one Person serving as Manager of a class of Membership Interests, such Manager shall be entitled to exercise all the powers of the Managers of such class set forth in this Section 6 and this Agreement and all references herein to the “Managers” shall be deemed to refer to such single Manager.

(b)          Unless otherwise expressly required by the Act or the terms of this Agreement, the vote, approval or consent of a majority of the Managers of such class of Membership Interests shall constitute the action of the Managers of such class on behalf of the Company for the purposes of the Act and this Agreement.

(c)          Reference to action or the approval of action by the Class B Managers and the Class A Manager shall require the approval of both classes of Manager.

6.3        Authority of the Managers.

(a)          The Class A Manager shall have exclusive power and authority to vote or grant consents for any and all shares of PAHC and all direct or indirect proceeds thereof, including all other shares, membership and partnership interests, bonds, notes, and other securities and obligations from time to time owned by the Company.

(b)          Except for powers specifically reserved for the Class A Manager, or to the extent otherwise provided herein, the Class B Managers shall have the exclusive power and authority to authorize and cause to be taken any action, in the name of and/or by or on behalf of the Company that the Class B Managers shall deem necessary or appropriate to carry on the business and affairs of the Company as provided under the Act.

(c)          The Managers shall be the sole authorized agent of the Company for the purpose of the Company’s business and all authorized actions of the Managers shall bind the Company.

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6.4        Right to Rely on Managers.  Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Managers, and upon the certificate of the Managers to the effect that the Managers are then acting as the managers of the Company with authority to act by and/or in the name or on behalf of the Company.

6.5        Duties and Obligations of Managers.

(a)          The Class B Managers shall take all actions which may be necessary or appropriate for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged).

(b)          The Class B Managers and Class A Manager shall designate one Member from time to time to be the “tax matters partner” for purposes of Subchapter K of the Code and such Person shall be authorized to make all Company elections permitted under the Code or Regulations in his or its sole and absolute discretion. As of the date hereof, the tax matters partner of the Company is JCB.

(c)          The Class B Managers shall devote to the Company such time as may be necessary for the proper performance of all duties hereunder.

(d)          No Manager shall be required to devote full time to the performance of any duties.

(e)          Except as otherwise provided in the last sentence of this paragraph (e), during the continuance of the Company, each Manager shall devote only such time and effort to the Company as he or she may determine from time to time as appropriate in his or her reasonable discretion. Nothing contained in this Section 6.5(e) or elsewhere in this Agreement shall preclude any Manager, or any affiliate thereof, from acting as an agent or representative of the Company or any subsidiary or affiliate thereof or for or in connection with any of the businesses, properties and/or assets acquired, operated, conducted, managed and/or invested in from time to time by the Company, PAHC or any subsidiary, or as a director, officer, agent or employee of any corporation, member or manager of any limited liability company, a trustee of any trust, an executor or administrator of any estate, a partner of any partnership, or an administrative official of any other entity, or from receiving any compensation or participating in any profits in connection with any of the foregoing. The foregoing is not intended to limit the obligations of any Manager pursuant to any employment, consulting or similar contract with, or as an employee, consultant or representative of the Company, PAHC or any subsidiary.

6.6        Limitations on Authority of Class B Managers.   Notwithstanding the provisions of this Section 6,

(a)          to amend the Certificate of Formation in any manner that materially alters the preferences, privileges or relative rights of the Class A Members or Class B Members, the consent of the majority in interest of such affected class or classes (voting as separate classes) shall be required;

(b)          to elect the Managers to be designated by Class A Members and Class B

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Members, the consent of a majority in interest of such class shall be required as provided in Section 6.1 hereof; or

(c)         the consent of the majority in interest of the Class B Members shall be required to do any of the following:

(i)          Any act which would make it impossible to carry on the ordinary business of the Company;

(ii)         Confess a judgment against the Company; or

(iii)        File or consent to filing a petition for or against the Company for Bankruptcy, Insolvency or reorganization under any federal or state act.

6.7         Expenses and Compensation of Class B Managers.

(a)          The Class B Managers may charge the Company for any expenses incurred in connection with the Company business.

(b)          The Class B Managers may receive fees or other compensation for serving as Class B Managers in an amount commensurate with the value of such services rendered as determined by the Class B Managers, provided that such compensation shall be at reasonable and competitive rates for comparable services available in the localities where the Company owns property. Payment of such compensation shall not, however, affect the allocations and distributions to which the Class B Managers which shall be Members shall be entitled as provided for elsewhere in this Agreement.

6.8        Officers.

(a)  The Class B Managers and Class A Manager may designate one or more persons, including, without limitation, any one or more Members, from time to time to act as authorized officers or agents of the Company, and to execute, deliver and perform agreements, instruments and documents in the name and on behalf of the Company (each such person, an “Officer”), consistent with and subject to the powers and authority of the Class B Managers and Class A Manager. In furtherance of the foregoing, the Class B Managers and Class A Manager shall be entitled to appoint a President, one or more Vice Presidents (including Executive, Senior and/or Assistant Vice Presidents), a Secretary, one or more Assistant Secretaries, a Treasurer and/or one or more Assistant Treasurers, and such other officers and agents as are desired, and any two or more offices may be held by the same person. The Officers, if any, of the Company shall have such powers and authority as determined by the Class B Managers and Class A Manager from time to time.

(b)  The appointment of an individual as an Officer shall not of itself create a right to any employment with the Company. The Class B Managers and Class A Manager may remove any Officer, at any time, with or without cause.

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6.9        Limitation of Liability of Managers and Officers.

(a)  None of the Managers nor any Officer shall have any personal liability to the Company or any of the Members for damages for any breach of fiduciary duty as the Managers or as an Officer, as the case may be, and/or when acting with the consent of the appropriate Managers, provided, however, that the foregoing provision shall not eliminate or limit the liability of the Managers or any Officer if a final judgment or other final adjudication adverse to such person establishes (i) that acts or omissions of such person were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or (ii) that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Act shall not be grounds for imposing personal liability on a Manager or Members for liabilities of the Company.

(b)          No Member or Manager shall be personally liable for the return or payment of all or any portion of the capital of or profits allocable to or loans to the Company by any Member (or any successor, assignee or transferee thereof), it being expressly agreed that any such return of capital or payment of profits made pursuant to this Agreement, or any payment or repayment in respect of any such loan, shall be made solely from the assets of the Company (which shall not include any right of contribution from any Member or Manager).

6.10      Indemnification.

(a)          The Company, its receiver or its trustee shall indemnify, save harmless and pay all judgments and claims against the Managers or any Officer relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such person in connection with the business of the Company, including attorney fees incurred by such person in connection with the defense of any action based on any such act or omission, which attorney fees may be paid as incurred to the greatest extent permitted by law.

(b)          In the event of any action by a Member or Assignee against the Managers or any Officer, including a Company derivative suit, the Company shall indemnify, save harmless and pay all expenses of such person, including attorney fees, incurred in the defense of such action.

(c)          Notwithstanding the provisions of Sections 6.10(a) and 6.10(b) above, neither the Managers nor any Officer shall be so indemnified if a court of competent jurisdiction upon entry of a final judgment finds (i) that the relevant acts or omissions of such person were committed in bad faith, fraud, willful misconduct or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, (ii) that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled, or (iii) that the relevant acts or omissions of such person have violated such a lesser standard of conduct or public policy as under applicable law prevents indemnification hereunder.

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(d)          Notwithstanding anything to the contrary in any of Sections 6.10(a) or 6.10(b) above, in the event that any provision in any of such Sections is determined to be invalid in whole or in part, such Section shall be enforced to the maximum extent permitted by law.

(e)          Any indemnifiable person referred to in this Section 6.10 shall be entitled to receive, upon request therefor, to the extent not prohibited under the Act or other applicable law, advances to cover the costs of defending any claim or action against such person; provided, however, that such advances shall be repaid to the Company, without interest, if such person is found by a court of competent jurisdiction upon entry of a final judgment to have violated the standards for indemnification set forth in Section 6.10(c). All rights to indemnification and advances shall continue as to any person who has ceased to be a Manager or Officer indemnified hereunder and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

6.11     Operating Restrictions.  Subject to any limitations on the authority of the Class B Managers set for the herein, the signature of the Class B Managers shall be necessary to convey title to any real property owned by the Company or to execute any promissory note, trust deeds, mortgages or other instruments of hypothecation, and all of the Members agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of the Class B Managers shall be sufficient to execute any statement or other documents necessary to effectuate this or any other provision of this Agreement. All of the Members do hereby appoint the Class B Managers as their attorney-in-fact for the execution of any or all of the documents described herein.

6.12     Unrelated Business Interests.   The Members agree amongst themselves (without affecting the Company) that each Manager and Member and the officers, managers, trustees, directors, members and shareholders thereof may engage in other activities unrelated to the Company, and may engage in or possess an interest in other business ventures of any nature and description, independently or with others, including but not limited to the ownership, financing, leasing, operation, management, manufacturer and marketing of animal health and nutrition products and specialty chemicals, except as the Members expressly agree to do through the Company and, to the extent limiting a Manager’s or Member’s rights to pursue activities related to those of the Company, the Members expressly waive all principles of fiduciary duty and corporate opportunity that may be applicable. Neither the Company nor any of the Members shall have any rights, by virtue of this Agreement, in or to any such independent activities or ventures of the others. Except as provided above, the fact that a Manager, a Member, or any person or entity controlling, controlled by or under common control with such Manager or Member, is employed by, or directly or indirectly is interested in or connected with, any person, firm or corporation employed by the Company to render or perform a service, or from whom the Company may buy or sell merchandise or other property, or to or from whom the Company may lease or sell any of its assets, shall not prohibit the Manager or Members or the Company from executing any agreement or engaging in any transaction with, or employing, such person, firm or corporation or from otherwise dealing with him or it, and neither the Company nor any of the Managers or Members, as such, shall have any rights in or to any income or profits derived therefrom; provided, however, that no Manager or Member shall directly participate

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in or recommend any such agreement, transaction or dealings, or permit any of its affiliated persons or entities to engage therein, unless such agreement, transaction or dealings is or are in all respects on bona fide, arms’ length terms no less favorable to the Company than terms obtainable by it from or with unrelated persons or entities.

SECTION 7

ROLE OF MEMBERS THAT ARE NOT MANAGERS

7.1          In General.   Except as explicitly provided in this Agreement, Members that are not Managers hereunder shall have no rights or powers to take part in the management and control of the Company and its day-to-day business affairs. Rather, such Members’ right to vote or otherwise participate with respect to matters relating to the Company shall be limited to those required or provided for explicitly in the Act or elsewhere in this Agreement.

SECTION 8

BOOKS AND RECORDS; FINANCIAL ACCOUNTS; INFORMATION

8.1          Books and Records.  The Company shall maintain adequate books and records at its place of business, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company. Any Member (or a designated representative thereof) shall have the right, at any reasonable time and at their own expense to have access to and inspect and copy the contents of such books or records.

8.2          Financial Accounts.  The Company shall open and maintain in its name such one or more bank, brokerage and/or custody accounts as may be selected by the Class B Managers and Class A Manager. All funds received by the Company shall be deposited in such accounts. All deposits and other funds not needed in the operation of the business of Company and not distributed to the Members may be invested in such manner as the Class B Managers and Class A Manager shall determine from time to time.

8.3          Access to Information.  During regular business hours and at its principal office, the Class B Managers shall make available for inspection upon written request by a Member the information required by the Act.

8.4          Tax Information.  Necessary tax information shall be delivered to each Member as soon as possible after the end of each Fiscal Year of the Company.

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SECTION 9

AMENDMENTS; MEETINGS

9.1        Amendments.

(a)          Amendments to this Agreement may be proposed by (x) the Class A Manager, (y) the Class B Managers or (z) Members holding twenty percent (20%) or more of the Percentage Interests of any class of Membership Interest. Following such proposal, the Class B Managers shall submit to the Members a verbatim statement of any proposed amendment, provided that counsel for the Company shall have approved of the same in writing as to form, and the Class B Managers shall include in any such submission a recommendation as to the proposed amendment. The Class B Managers shall seek the written vote of the Members on the proposed amendment or may, but shall not be required to, call a meeting to vote thereon and to transact any other business that it may deem appropriate.

(b)  A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the affirmative vote of a majority in interest of the Class B Members and, if such amendment shall have an adverse affect on any Class A Member, then the prior written consent of such Class A Member shall also be required; provided, however, that if such amendment shall have an adverse effect on all of the Class A Members, then the prior written consent of only a majority in interest of the Class A Members shall also be required.

(c)  The Class B Managers and Class A Manager may amend this Agreement without the consent of any Member (i) to reflect changes validly made in the membership, and/or the Managers, of the Company and corresponding changes in the terms and provisions of this Agreement necessary to reflect or conform with any such change in membership and/or Managers, or (ii) to reflect changes permitted in accordance with this Agreement in the Capital Accounts and/or Percentage Interests of the Members.

(d)  Anything in the foregoing provisions of this Section 9.1 to the contrary notwithstanding, this Agreement shall be amended from time to time (without any required consent of the Members) in each and every manner deemed necessary or appropriate by the Class B Managers and Class A Manager to comply with the then existing requirements of the Code and the Regulations and the Rulings of the Treasury Department or Internal Revenue Service affecting the Company.

(e)  The Class B Managers and Class A Manager shall be entitled to amend and/or restate, and/or authorize the amendment and/or restatement of, the Certificate from time to time to reflect and/or in any manner consistent with, any action, matter or change (whether an amendment to this Agreement or otherwise) approved by the Class B Managers and Class A Manager, or otherwise approved, in accordance with this Agreement, and no such amendment or restatement shall require the vote, approval or consent of any Member.

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9.2        Meetings and Means of Voting.

(a)          Meetings of the Members shall not be required, but may be called by (x) the Class A Manager, (y) the Class B Managers or (z) upon the written request of Members holding at least twenty percent (20%) or more of the Percentage Interests of any class of Membership Interest. Except as otherwise expressly provided in the Agreement, the vote of a majority in interest of the Members of any class of Membership Interest shall control on all matters subject to vote of Members of such class of Membership Interest.

(b)          In any circumstances requiring the approval or consent of the Members as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of the Members and conveyed in writing to the Class B Managers not later than thirty (30) days after such approval or consent was requested by the Class B Managers. The Class B Managers may require a response within a shorter time, but not less than ten (10) business days. A failure to respond in any such time period shall constitute a vote which is consistent with the Class B Managers’ recommendation with respect to the proposal. If the Class B Managers shall receive the necessary approval or consent of the Members to such action, the Class B Managers shall be authorized and empowered to implement such action without further authorization by the Members.

(c)          For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Managers or the Members requesting such meeting may fix, in advance, a date as the record date for any such determination of the Members. Such date shall not be more than thirty (30) days nor less than ten (10) days before any such meeting.

(d)          Each Member (other than the Managers in their capacity as Managers) may authorize any Person or Persons to act for him by written proxy on all matters in which a Member is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy shall be revocable at the pleasure of the Member executing it.

(e)          Each meeting of Members shall be conducted by the Managers of such class of Membership Interest or such other Person as the Managers of such class of Membership Interest may appoint pursuant to such rules for the conduct of the meeting as the Managers of such class of Membership Interest or such other Person deems appropriate.

9.3        Consent.    The Company may take any action contemplated under this Agreement if approved by a majority in interest of the Members of the relevant class or classes of Membership Interest acting without a meeting, such consent to be provided in writing (which includes e-mail), or by telephone or facsimile, if such telephone conversation or facsimile is followed by a hard copy of the telephone conversation or facsimiled communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section 14.1, or to such other address as such Person may from time to time specify by notice to the Members.

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SECTION 10

ADDITIONAL MEMBERS; TRANSFER OF
MEMBERSHIP INTEREST

10.1      Additional Members.

(a)          No Person shall be admitted to the Company as an Additional Member without the consent of (i) a majority in interest of the Members, or (ii) a majority of the Managers of the relevant class of Membership Interest, before such proposed addition, and if such Additional Member shall be allocated Class A Units so that the total number of allocated Class A Units shall exceed 12,600 Class A Units, also the consent of the Class B Managers.

(b)          The Members shall determine the initial Capital Contribution to be made by an Additional Member. The fair market value of any property other than cash or widely-traded securities to be contributed as the initial Capital Contribution by an Additional Member shall be agreed upon by the Additional Member and the Class B Managers before contributions.

(c)          Notwithstanding Section 10.l(a) above, no Additional Member shall be admitted until such prospective Member:

(1)          provides evidence satisfactory to the Managers of the relevant class of Membership Interest that such an admission will not (x) violate any applicable securities laws, or (y) cause a termination of the Company under Code Section 708(b) or any other provision of the Code;

(2)          pays all reasonable expenses connected with such admission; and

(3)          agrees to be bound by all of the terms and provisions of this Agreement by becoming a signatory hereto.

10.2       Transfer of Membership Interest.

(a)          Any purported Transfer of an interest as a Member in the Company which is not made in accordance with the provisions of Sections 10.3 hereof shall be absolutely null and void ab initio.

(b)          Notwithstanding the provisions of Section 10.2(a) above, if the Company is required to recognize a Transfer that is not made in accordance with Section 10.3 hereof, the interest transferred shall be strictly limited to that of as Assignee, with rights to allocations and distributions as provided in this Agreement with respect to the transferred interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to the debts, obligations or liabilities for damages that the transferor or transferee of the interest may have to the Company.

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10.3      Permitted Transfers of Membership Interest. Any or all of a Member’s interest in the Company may be transferred to a transferee (such Transfer hereinafter referred to as a “Permitted Transfer”) if either:

(a)          such transferee is a Family Member of such Member; or

(b)          such Transfer is made by the trustee(s) of a trust that is a Member in the Company to any beneficiary of such trust; or

(c)          such Transfer is approved by a majority in interest of the Members, or by a majority of the Managers of the class or classes of Membership Interest to be transferred.

Notwithstanding the foregoing, a Permitted Transfer shall not be effective unless and until the transferee of such Permitted Transfer shall qualify as a Substituted Member pursuant to Section 10.4 hereof.

10.4      Substituted Member.  A Person who shall be a transferee of an interest as a Member pursuant to the provisions of Section 10.3 hereof shall be admitted as a Substituted Member if and only if:

(a)          Such Person executes, acknowledges and delivers to the Company such other instruments as the Managers of the relevant class of Membership Interest may deem necessary or advisable to effect the admission of such Person as a Substituted Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of the Agreement; and

(b)          Such Person pays a transfer fee to the Company in an amount sufficient to cover all reasonable expenses connected with the admission of such Person as a Substituted Member; and

(c)          Such Person is accepted as a Substituted Member by a majority in interest of the members, or by the Class A Manager and a majority of the Class B Managers, and if such Additional Member shall be allocated Class A Units so that the total number of allocated Class A Units shall exceed 12,600 Class A Units, also accepted by the Class B Managers.

10.5      Heirs, Devisees and Legatees.  The Company shall not dissolve upon the death of a Member. Subject to the provisions of this Section 10, a Transfer pursuant to a designation of successor in interest shall become effective immediately upon the death of the Member.

10.6      No Transfer of Status of Manager(s).   Notwithstanding anything to the contrary herein, in the event that the interest in the Company of a Member which is a Manager hereunder is transferred pursuant to the provisions of this Section 10 and such transferee is admitted as a Substituted Member, such transferee shall not, by virtue of such Transfer, become a Manager in the

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place and stead of the transferring Member except pursuant to an appointment made pursuant to the provisions of Section 6.l (c) hereof.

SECTION 11

WITHDRAWALS

11.1      Withdrawals.

(a)          Except as expressly provided in Section 11.l(b) below, Members may not withdraw any portion of their respective Capital Contributions.

(b)          For a period of sixty (60) days immediately following any gratuitous addition to his, her or its Capital Account (hereinafter referred to in this subparagraph as an “Addition”), a Member (hereinafter referred to in this subparagraph as a “Donee Member”) shall have the right to withdraw an amount equal to the Donee Member’s share of such Addition; provided, however, that the maximum amount that a Donee Member may withdraw with respect to all such Additions made by the same donor in the same calendar year shall be the lesser of (x) the total amount of such Additions, or (y) the then available Federal gift tax annual exclusion of such donor with respect to gifts to such Donee Member, in effect on the date of the earliest of such Additions.

(i)          A Donee Member’s withdrawal power shall be exercised by a written request made to the Class B Managers and Class A Manager. If a Donee Member is unable to exercise such withdrawal power because of a legal disability (including minority), the legal guardian or other personal representative shall be authorized to make such written request of behalf of such Donee Member.

(ii)          The Class B Managers shall take steps to reasonably notify the Donee Member (or the legal guardian or other personal representative thereof, if such Donee Member is under a legal disability) of the existence of the withdrawal powers and the amount of all Additions made with respect to such Donee Member.

SECTION 12

DISSOLUTION AND WINDING UP

12.1      Dissolution.   The Company shall dissolve upon the first to occur of any of the following events (the “Liquidating Events”):

(a)          Any event under the Act that requires the dissolution of the Company; provided, however, that the death, resignation, withdrawal, Bankruptcy or Disabling Event with respect to a Member, or the occurrence of any other event that terminates the continued membership of a Member, shall not cause a dissolution of the Company;

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(b)          The unanimous written consent of the Class B Members to dissolve the Company; or

(c)          The entry of a decree of judicial dissolution under Section 18-802 of the Act.

12.2       Winding Up.

(a)  Upon a dissolution of the Company, the Class B Managers and Class A Manager shall (x) within a reasonable time cause the Company’s assets to be liquidated in an orderly and business-like manner so as not to involve undue sacrifice, and (y) take the following actions and make the following distributions out of the assets of the Company in the following manner and order:

(i)          first, pay or establish adequate reserves for all debts and liabilities of the Company to Persons other than Members and expenses of liquidation in the order of priority provided by law;

(ii)         then, establish any reserves which the Class B Managers and Class A Manager reasonably deem necessary to provide for contingent liabilities or obligations of the Company; provided, however, that, at the expiration of such period of time as the Class B Managers and Class A Manager may reasonably deem advisable, the balance of any reserves shall be paid or distributed as provided in subparagraphs (iii) through (vi) of this Section 12.2 (in the order of priority thereof), it being agreed that such reserves may, at the election of the Class B Managers and Class A Manager, be paid over to an independent institutional escrow agent to be held by it as escrowee for the purpose of disbursing such reserves in payment of any of the aforesaid contingencies;

(iii)        then, pay out of the balance of such assets, if any, the outstanding balance of all remaining debts and liabilities of the Company to the Members to whom the same are owed, pro rata;

(iv)        then, distribute to the Class A Member(s), out of the balance of such assets, if any, the Class A Preferred Amount in respect of each Class A Unit, pro rata, provided that no such distribution shall be made to any Class A Member in excess of such Member’s positive Capital Account balance (determined after giving effect to all allocations and prior distributions called for under this Agreement);

(v)         then, distribute the Class B Members, pro rata, to the extent of their respective positive Capital Account balances (determined after giving effect to all allocations and prior distributions called for under this Agreement), the balance, if any, of such assets; and

(vi)        then, pay the balance, if any, of such assets to the Class B Members in accordance with their respective Percentage Interests in the Company.

(b)         Distributions of Company property to Members pursuant to this Section 12.2 may be made in kind, with the approval of the Class A Manager. The amount by which the fair

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market value of any Company property to be distributed in kind exceeds or is less than the basis of such property for federal income tax purposes shall, to the extent not otherwise recognized by the Company, be taken into account in computing gain or loss for purposes of crediting or charging the Capital Accounts of, and distributing proceeds to, the Members pursuant to this Agreement.

(c)          Except as otherwise expressly provided herein, upon distribution pursuant to this Section 12.2, no Member shall have any rights or claims against the Company or any other Member, notwithstanding any imbalance in the respective Capital Accounts of the Members.

12.3     Rights of Members and Assignees.  Except as otherwise provided in this Agreement, each Member or Assignee shall look solely to the assets of the Company for the return of their respective Capital Contributions and shall have no right or power to demand or receive property other than cash from the Company. No Member or Assignee shall have priority over any other Member of the same class of Membership Interest or Assignee as to the return of the Capital Contributions, distributions, or allocations of such Member of the same class of Membership Interest or Assignee.

12.4     Reasonable Time for Liquidation.  A reasonable time, but in any event no longer than one hundred twenty (120) days after the happening of the event specified in Section 12.1 hereof that required the Company to be liquidated, shall be allowed for the orderly liquidation of the Company’s assets pursuant to Section 12.2 hereof in order to minimize the losses normally attendant upon such a liquidation.

12.5     No Right to Partition.   The Members, on behalf of themselves and their heirs, personal representatives, successors and assigns, hereby specifically renounce, waive and forfeit all rights, whether arising under contract or statute or by operation of law, to seek, bring or maintain any action in any court of law or equity for partition of the Company, or any interest which is considered to be Company assets, regardless of the manner in which title to any such assets may be held.

12.6     No Right to Retire, etc. or Cause Dissolution.   No Member shall have the right to retire, resign or withdraw (as such terms are used in the Act) as a Member or otherwise cause, voluntarily or involuntarily, a dissolution of the Company other than as expressly permitted under the Act, or in connection with a transfer permitted pursuant to this Agreement, and any such action or any such dissolution caused by a Member, other than as so permitted, shall be null and void and shall constitute a breach by such Member of its obligations under this Agreement. Notwithstanding any provision of the Act to the contrary, no Member shall be entitled to any payment or distribution upon any such action or upon ceasing to be a member of the Company for any reason, except as may be expressly provided to the contrary in this Agreement. This Section 12.6 expressly overrides any rights to distributions or other payments to which a Member of any Assignee thereof might otherwise be entitled under the default provisions of Section 18-604 of the Act or any other provisions of the Act.

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SECTION 13

POWER OF ATTORNEY

13.1       Class B Managers as Attorney-In-Fact. Each Member hereby makes, constitutes, and appoints each of the Class B Managers and each successor and additional Class B Managers, with full power of substitution and resubstitution, their true and lawful attorney-in-fact for them and in their name, place, and stead and for their use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record (a) all certificates and instruments (including counterparts of this Agreement) which the Class B Managers may deem necessary or appropriate to be filed by the Company under the laws of the State of Delaware or any other state or jurisdiction in which the Company is doing or intends to do business; (b) any and all amendments or changes to this Agreement and the instruments described in (a), as now or hereafter amended, which the Class B Managers may deem necessary or appropriate to effect a change or modification of the Company in accordance with the terms of this Agreement. Each Member authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to the done in connection with the foregoing as fully as such Limited Member might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof.

13.2       Nature as Special Power.  The power of attorney pursuant to this Section 13:

(a)         Is a special power of attorney coupled with an interest and is irrevocable;

(b)         May be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

(c)         Shall survive the death, disability, legal incapacity, Bankruptcy, Insolvency, dissolution or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of their Company interest, except that where the assignment is of such Member’s entire Company interest and the Assignee, with the consent of the Class B Managers, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution.

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SECTION 14

MISCELLANEOUS

14.1       Notices.  Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be personally delivered or sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows: if to the Company, to the Company at the address as set forth in Section 2.4 hereof, or to such other address as the Company may from time to time specify by notice to the Members; if to a Manager, to such Managers at the address set forth in Exhibit A hereof, or to such other address as the Manager may from time to time specify by notice to the Members; if to a Member, to such Member at the address set forth on Exhibit A hereto, or to such other address as such Member may from time to time specify by notice to the Company.

14.2       Entire Agreement.  This Agreement sets forth the entire agreement and understanding among the parties hereto relating to the subject matter hereof and supersedes and cancels any and all previous agreements, understandings and representations, whether written or oral, in respect thereof among them. No waiver by any party hereto of any failure by any other party hereto to comply with any obligation under this Agreement shall be effective unless in writing and signed by the party granting such waiver, and no such waiver shall be deemed a waiver of any subsequent failure of the same or similar nature.

14.3       Benefits of Agreement.  Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns. This Agreement shall not inure to the benefit of or be enforceable by any creditor of the Company or of any Member or be deemed to create or be for the benefit of any Person not a party hereto.

14.4       Construction.  Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

14.5       Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

14.6       Severability.  If any provision of this Agreement would be held to be invalid, prohibited or unenforceable in any jurisdiction for any reason, such provision, as to such jurisdiction only, shall be ineffective to the extent of such invalidity, prohibition, unenforceability, without invalidating the remaining provisions of this Agreement, and the validity, legality and enforceability of such remaining provisions shall not be affected in any way thereby.

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14.7       Incorporation by Reference.  Every exhibit and appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

14.8       Additional Documents.  Each Member, upon the request of the Class B Managers, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

14.9       Delaware Law.  The laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

14.10     Counterpart Execution.  This Agreement may be executed by the parties hereto in counterparts, or by separate signature page or instrument, each of which shall be considered an original, and all of which shall together constitute but one and the same agreement.

14.11     Sole and Absolute Discretion.  Except as otherwise provided in this Agreement, all actions which the Managers may take and all determinations which the Managers may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the Managers.

14.12     Specific Performance.  Each Member agrees with the other Members that the other Members would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the nonbreaching Members may be entitled, at law or in equity, the nonbreaching Members shall be entitled to injunctive relief to prevent breaches of the provision of this Agreement and specifically to enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.

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IN WITNESS WHEREOF, the parties have entered into this Limited Liability Company Operating Agreement as of the day first above set forth.

MEMBERS